UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 7, 2008

QUIDEL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-10961 (Commission File Number)	94-2573850 (IRS Employer Identification No.)

10165 McKellar Court
San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (858) 552-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On November 7, 2008, Quidel Corporation (the “Company”) announced the promotion of John D. Tamerius, Ph.D. to Senior Vice President, Clinical/Regulatory Affairs, effective November 10, 2008.  In connection with the promotion of Dr. Tamerius, the Company entered into a change in control agreement with Dr. Tamerius as described in more detail below and consistent with the terms and conditions of the Company’s other change in control agreements with its other senior vice presidents.

In connection with the promotion of Dr. Tamerius, the Compensation Committee approved (i) an increase in annual base salary for Dr. Tamerius to $263,000; (ii) an annual bonus in accordance with the Company’s bonus plan with a target bonus of 40% of Dr. Tamerius’ base salary; (iii) an annual reimbursement payment for commuting and housing costs while Dr. Tamerius continues to live in San Francisco up to a maximum of $42,000 per fiscal year; and (iv) a grant of equity to be valued at $350,000 as of the grant date (November 10, 2008) in which Dr. Tamerius will receive options to purchase common stock with a four-year vesting schedule of twenty-five percent upon the anniversary of the grant date and the remaining 75% vesting quarterly thereafter.

The Agreement Re: Change in Control for Dr. Tamerius provides for certain severance benefits to Dr. Tamerius in the event of termination of his employment in connection with a change in control of the Company. The severance benefits are payable if employment with the Company is terminated within 30 days prior to or three years following a change in control, unless terminated for cause or the termination is the result of a voluntary resignation (which does not include resignations stemming from a material adverse change in responsibilities, status, compensation, authority or location of work place) or death or disability.  The severance benefits under the Agreement Re: Change in Control generally consist of a lump sum cash payment equal to two (2) times the sum of (i) the executive’s highest annual salary rate within the three (3) year period ending on the date of termination plus (ii) an amount equal to the annualized average of all bonuses and incentive compensation payments paid to such executive during the two (2) year period immediately before the date of termination. In addition, the Agreement Re: Change in Control provides for: payment of $25,000 to help pay the legal fees, tax and accounting fees and other costs associated with transitional matters; continued coverage for two (2) years under the Company’s group medical insurance, group dental insurance, and disability insurance programs unless and to the extent the executive obtains concurrent coverage through another program in which case the Company’s coverage will be terminated or reduced as applicable; and immediate vesting and exercisability of any and all unvested stock options and immediate and automatic lapse of any and all restrictions on any of executive’s restricted stock (except to the extent the executive and the Company have agreed to otherwise in writing, including either prior to or subsequent to the execution of the Agreement Re: Change in Control).

The description of the Agreement Re: Change in Control for Dr. Tamerius provided above is qualified in its entirety by reference to the full text of such agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02                                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)                           On November 7, 2008, the Company announced the promotion of John D. Tamerius, Ph.D. to Senior Vice President, Clinical/Regulatory Affairs, effective November 10, 2008.

Dr. Tamerius is 63 and has been an integral part of the Company for twenty-five years.  Dr. Tamerius has served as Vice President, Clinical/Regulatory Affairs since 2005, and previously held a variety of executive roles including responsibility for Research and Development, the Company’s layered thin film technology, and general management of the Company’s Northern California operations.

Dr. Tamerius originally joined the Company in 1983 with the acquisition of Cytotech, Inc. where he served as President of Cytotech.  Prior to working at Cytotech, Dr. Tamerius was a research associate at Scripps Clinic and Research Foundation.

Dr. Tamerius has been awarded a Bachelor of Science, Master of Science, and Doctor of Philosophy in Microbiology and Immunology, all from the University of Washington.

In connection with the promotion of Dr. Tamerius, the Company entered into a change in control agreement with Dr. Tamerius discussed above in Item 1.01.  The Agreement Re: Change in Control for Dr. Tamerius is attached hereto as Exhibit 10.1.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                  Exhibits.

Exhibit Number	Description of Exhibit

10.1

Agreement Re: Change in Control, entered into on November 7, 2008, between Quidel Corporation and John D. Tamerius, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date:  November 7, 2008

QUIDEL CORPORATION

By:	/s/ Robert J. Bujarski
Name:	Robert J. Bujarski
Its:	Senior Vice President, General Counsel and
Corporate Secretary

EXHIBIT INDEX

Exhibit Number

Description of Exhibit

10.1

Agreement Re: Change in Control, entered into on November 7, 2008, between Quidel Corporation and John D. Tamerius, Ph.D.